Exhibit 10.18

Second Amendment to Participation Agreement

This Second Amendment to Participation Agreement (this “2nd Amendment”), by and between MCCABE PETROLEUM CORPORATION, a Texas Corporation, 500 W. Texas Ave., Ste. 890, Midland, Texas 79701 (“MPC”), GREG MCCABE, INDIVIDUALLY, whose address is 500 W. Texas Ave., Ste. 890, Midland, Texas 79701 (“McCabe”) and HUDSPETH OIL CORPORATION, whose address is 5700 W. Plano Parkway, Suite 3600, Plano, Texas 75093 (“Hudspeth”). MPC, McCabe and Hudspeth are sometimes hereinafter sometimes hereinafter referred to as the “Parties”).

RECITALS

WHEREAS, on September 23, 2014, the Parties entered into that certain Participation Agreement (“Participation Agreement”) covering the assignment of certain oil and gas leases located in Hudspeth and El Paso Counties (the “Lands”);

WHEREAS, certain terms of the Participation Agreement were amended by that certain Amendment of Participation Agreement, executed by the Parties on January 2, 2015.

WHEREAS, the Parties desire to again amend certain terms of the Participation Agreement by this 2nd Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

1.	The entire first sentence (and only the first sentence) of Article II.1 (Area of Mutual Interest) of the Participation Agreement which in whole reads as follows:

The parties to this Agreement hereby create an Area of Mutual Interest (“AMU), which includes all lands with at least one boarder within two statute miles of the land described in the attached Exhibit A and any acreage in Block G of the University Lands in Hudspeth County or Block 11 or 12, PSL, Hudspeth County.

SHALL be herein amended and replaced with the following:

The parties to this Agreement hereby create an Area of Mutual Interest (“AMI”), which includes all lands with at least one boarder within eight statute miles of the land described in the attached Exhibit A.

2.	The following provisions shall be added to Article II — Area of Mutual Interest:

If Hudspeth, MPC, McCabe, their heirs, successors, assigns, parent companies, affiliates, agents or employees directly or indirectly acquires any additional leasehold interest pursuant to this Article II (Area of Mutual Interest), then MPC, its heirs, assigns or its designee shall be shall be entitled to an overriding royalty interest in 8/8ths of the leases and all oil, gas, and other minerals produced, saved, and marketed from the lands and leases acquired (the “Override”). Such Override percentage shall be equal to the positive difference, if any, between: (i) twenty-five (25); and (ii) one-hundred (100) minus the NRI attributable to 8/8ths of the working interest in each respective lease. However, in no event shall the Override for any individual lease be greater than 5% of 8/8ths; and in the event that an acquisition of a lease subject to this paragraph is less than 8/8ths of the working interest, then the Override will be proportionately reduced by the share of working interest acquired. For example:

A.	100% of working interest acquired in a lease with 80% NRI attributable to all of the working interest in the lease

•	100 — 80 = 20; then

•	25 — 20 = 5; thus

•	5.00% of 8/8ths Override to MPC

B.	100% of working interest acquired with 70% NRI attributable to all of the working interest lease

•	100 — 70 = 30; then

•	25 — 30 = -5; thus

•	MPC does not receive the Override because the difference is negative

C.	100% of working interest acquired with 90% NRI attributable to all of the working interest in the lease

•	100 — 90 = 10; then

•	25 — 10 = 15; thus

•	5.00% of 8/8ths Override to MPC because the override cannot exceed 5.00% of 8/8ths

D.	30% of working interest acquired with 80% NRI attributable to all of the working interest in the lease

•	100 — 80 = 20; then

•	25 — 20 = 5; then

•	5 x 0.30 = 1.5; thus

•	1.5% of 8/8ths Override to MPC because of proportionate reduction

3.	Article II.5 shall be amended whereby the termination date of the AMI shall now be defined as December 31, 2025.

4.

As a onetime occurrence, the Parties agree that the provision contained in Article V.2 (Initial Well and Continuous Development Clause) of the Participation Agreement requiring that the drilling of an additional well must be commenced within 180 days of completion of any prior well shall be suspended for 90 days from June 1, 2015.

It is agreed that after the 90 day suspension of the continuous drilling requirement, Article V.2 shall automatically resume in all respects. The 180 day period that a new well shall be drilled shall immediately resume as if the end of this suspension period defined herein was the date of the previous well’s completion or abandonment date as defined in Article V of the Participation Agreement. For the purposes of this provision, time shall be of the essence.

5.	Article III.2 (Back In After Project Payout) shall be amended to:

Hudspeth shall furnish McCabe with monthly statements of the production, income, costs, and expenditures incurred in connection with the operation of the Contract Acreage and any additional acreage pursuant to the AMI defined herein for the preceding month, itemized sufficiently to reasonably to fulfil industry standard accounting requirements. McCabe shall have access at all reasonable times during the Project Payout period to review Hudspeth’s books and accounts pertaining to the Project Payout.

6.	Article III.7 (Back In After Project Payout) shall be amended to:

The Back-In After Payout created herein, shall apply to every extension, renewal, top lease or modification of any of the Leases taken on any of the Contract Acreage, or any portion thereof, taken by Hudspeth, its successors, assigns, parent companies, affiliates, agents or employees, and to any new lease taken by Hudspeth, its successors, assigns, parent companies, affiliates, agents or employees on the Contract Acreage, or any portion thereof, covered by the Leases within one year of the expiration, termination or surrender of any of the Leases. This provisions shall also apply to any leases taken pursuant to the AMI and the override contemplated by the AMI shall apply.

7.	The reference to “Wolfcamp Formation” in Article V.1 and V.2 (Initial Well and Continuous Development Clause), shall be amended to “Pennsylvanian Formation”.

8.

Hudspeth, its heirs and assigns agree to do any and all acts necessary to maintain in full force and effect any and all leases in their entirety created by or subject to the Participation Agreement. This obligation shall include, but shall not be limited to payment of delay rentals, compensatory royalties or other payments. If at any time, Hudspeth, its heirs or assigns cannot perform the actions contemplated by this provision, then it shall give McCabe written notice of the required action, the deadline of performance of such action and the reason why it cannot perform such act. Such notice shall be given to McCabe at least 30 days before the deadline of performance of such action. McCabe, his heirs or assigns shall have the right to complete such act and Hudspeth, its heirs or assigns agree that they shall be required to repay McCabe, its heirs or assigns for any expenses that they pay for pursuant to this provision. The Parties agree that any amount that McCabe, its heirs or assigns pays pursuant to this provision shall accrue simple interest at the rate of 18% per anum. Notwithstanding anything else to the contrary, this provision shall be effective for all actions due after January 1, 2015.

9.	In all other respects, the terms of the Participation Agreement shall remain unchanged and binding upon the Parties in all respects.

This Amendment shall be binding for all purposes on the Parties and their respective heirs, personal representatives, successors, and assigns.

IN WITNESS WHEREOF, this Amendment is executed by the Parties as of December 31, 2014, but shall be effective for all purposes on June 4, 2014 (the “Effective Date”).

MCCABE PETROLEUM CORPORATION

By:	/s/ Greg McCabe

Printed Name:	Greg McCabe

Title:	President

GREG MCCABE, INDIVIDUALLY

By:	/s/ Greg McCabe

Printed Name:	Greg McCabe

Title:	individually

HUDSPETH OIL CORPORATION

By:	/s/ John Brda

Printed Name:	John Brda

Title:	CEO